Special Meeting of Participation Certificate Holders.
(Unaudited)

A Special Meeting of Participation Certificate holders was held on October 15, 2013. At this meeting the Participation Certificate holders voted for the purpose of approving new investment advisory agreements between the Company and an entity which is to acquire substantially all of the assets of the Portfolios' current investment adviser, Merganser Capital Management, Inc. Each Ultrashort Duration Government Portfolio and Ultrashort Duration Bond Portfolio Participation Certificate holder of record on the record date was entitled to cast 10 votes for each such Participation Certificate and 10 pro rata votes for each such fractional Participation Certificate outstanding in its name as of the record date on each matter to be voted upon at the meeting. A total of 17,039,942.23 Participation Certificate votes, representing 99.52% of the Participation Certificate eligible votes were voted at the meeting as follows:

Approval of new Investment Advisory Agreements

Total PCs Voted
 17,039,942.23

Voted PCs (For)
 17,039,942.23

Voted PCs (Against)
 0

Voted PCs (Abstain)
 0